CARMAX, INC.

BYLAWS

AS AMENDED AND RESTATED

April 16, 2014

TABLE OF CONTENTS

ARTICLE I MEETINGS OF SHAREHOLDERS
1.1	Place and Time of Meetings	1
1.2	Organization and Order of Business	1
1.3	Annual Meeting	1
1.4	Special Meetings	3
1.5	Record Dates	3
1.6	Notice of Meetings	4
1.7	Waiver of Notice; Attendance at Meeting	4
1.8	Quorum and Voting Requirements	4
1.9	Proxies	5
ARTICLE II DIRECTORS
2.1	General Powers	5
2.2	Number and Term	5
2.3	Nomination of Directors	5
2.4	Elections; Resignations	7
2.5	Removal; Vacancies	8
2.6	Annual and Regular Meetings	8
2.7	Special Meetings	8
2.8	Notice of Meetings	9
2.9	Waiver of Notice; Attendance at Meeting	9
2.10	Quorum; Voting	9
2.11	Telephonic Meetings	9
2.12	Action Without Meeting	9
2.13	Compensation	9
2.14	Chairman and Vice Chairman	10
ARTICLE III COMMITTEES OF DIRECTORS
3.1	Committees	10
3.2	Authority of Committees	10
3.3	Executive Committee	10
3.4	Audit Committee	10
3.5	Nominating and Governance Committee	10
3.6	Compensation and Personnel Committee	11
3.7	Committee Meetings; Miscellaneous	11

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ARTICLE IV OFFICERS
4.1	Officers	11
4.2	Election; Term	11
4.3	Removal of Officers	11
4.4	Duties of the President	11
4.5	Duties of the Vice President	12
4.6	Duties of the Secretary	12
4.7	Duties of the Chief Financial Officer	12
4.8	Duties of the Assistant Secretary	12
4.9	Duties of Other Officers	12
4.10	Voting Securities of Other Corporations	12
4.11	Compensation	13
ARTICLE V EVIDENCE OF SHARES
5.1	Form	13
5.2	Transfer	13
5.3	Restrictions on Transfer	13
5.4	Lost or Destroyed Share Certificates	14
5.5	Registered Shareholders	14
ARTICLE VI MISCELLANEOUS PROVISIONS
6.1	Corporate Seal	14
6.2	Fiscal Year	14
6.3	Amendments	14
ARTICLE VII EMERGENCY BYLAWS
7.1	Application	14
7.2	Operation	15

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CARMAX, INC.

BYLAWS

ARTICLE I

MEETINGS OF SHAREHOLDERS

1.1Place and Time of Meetings.  Meetings of shareholders shall be held at the principal office of the Corporation or at such place, in or out of the Commonwealth of Virginia, and at such time as may be provided in the notice of the meeting and approved by the Board of Directors.

1.2Organization and Order of Business.  The Chairman or, in the Chairman’s absence, the President, shall preside over all meetings of the shareholders.  In the absence of the Chairman and the President, the Chair of the Nominating and Governance Committee shall preside.  In the absence of the Chair of the Nominating and Governance Committee, the Chair of the Audit Committee shall preside.  In the absence of the Chair of the Audit Committee, the Chair of the Compensation and Personnel Committee shall preside.  In the absence of all of the foregoing, a majority of the shares entitled to vote at a meeting may appoint any person entitled to vote at the meeting to act as chairman.

The Secretary or, in the Secretary’s absence, an Assistant Secretary shall act as secretary at all meetings of the shareholders.  In the event that neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting may appoint any person to act as secretary of the meeting.

The chairman shall have the authority to make such rules and regulations, to establish such procedures and to take such steps as he or she may deem necessary or desirable for the proper conduct of each meeting of the shareholders, including, without limitation, the authority to make the agenda and to establish procedures for (i) dismissing of business not properly presented,  (ii) maintaining of order and safety, (iii) placing limitations on the time allotted to questions or comments on the affairs of the Corporation, (iv) placing restrictions on attendance at a meeting by persons or classes of persons who are not shareholders or their proxies, (v) restricting entry to a meeting after the time prescribed for the commencement thereof and (vi) commencing, conducting and closing voting on any matter.

Any business which might properly have been conducted on an original meeting date may come before an adjourned meeting when reconvened.

1.3Annual Meeting.  The annual meeting of shareholders shall be held in the month of June of each year on such day and convening at such time as shall be determined by the Board of Directors of the Corporation.  Alternatively, the annual meeting may be held on such other day as may be provided in the notice of the meeting and approved by the Board of Directors.

At each annual meeting of shareholders, only such business shall be conducted as is proper to consider and has been brought before the meeting (i) by or at the direction of the Board of Directors or (ii) by a shareholder who is a shareholder of record of a class of shares entitled to vote on the business such shareholder is proposing and who is such a shareholder of record, both at the time of the giving of the shareholder’s notice described in this Section 1.3 and on the record date for such annual meeting, and who complies with the notice procedures set forth in this Section 1.3; provided that the nomination and the election of directors is exclusively governed by Section 2.3.

In order to bring before an annual meeting of shareholders any business which may properly be considered and which a shareholder has not sought to have included in the Corporation’s proxy statement for the meeting, a shareholder who meets the requirements set forth in the preceding paragraph must give the Corporation timely written notice.  To be timely, a shareholder’s notice must be given, either by personal delivery to the Secretary at the principal office of the Corporation or by United States certified mail, postage prepaid, addressed to the Secretary at the principal office of the Corporation, and received not later than the close of business on the one hundred twentieth day and not earlier than the close of business on the one hundred fiftieth day prior to the first anniversary of the date that the Corporation mailed its proxy materials for the prior year’s annual meeting; provided, however, that if the date of the annual meeting has changed by more than 30 days from the prior year, notice must be received a reasonable time before the Corporation mails its proxy materials, which time shall be not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation.  In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period, or extend any new time period, for the giving of a shareholder’s notice as described above.

Each such shareholder’s notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting the following information, correct and complete as of the date of the notice:

(i) a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, and the reasons for conducting such business at the annual meeting;

(ii)  as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made: (a) the name and address, as they appear on the Corporation’s stock transfer books, of such shareholder proposing such business; (b) the name and address of such beneficial owner, if any; (c) a representation that the shareholder intends to appear in person or by proxy at such meeting to bring the business specified in the notice before the meeting; (d) the class and number of shares of stock of the Corporation beneficially owned, directly or indirectly, by the shareholder and by such beneficial owner, if any; and (e)  a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss, manage risks or benefit from changes in the share price of the Corporation’s stock, or to increase or decrease the voting power of the shareholder or any of its affiliates or associates with respect to shares of the Corporation’s stock, and a representation that the shareholder will notify the

Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the annual meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

(iii) a description of all agreements, arrangements and understandings between the shareholder or beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by the shareholder;

(iv) any other information relating to the shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; and

(v) any material interest of the shareholder or the beneficial owner, if any, in such business.

The information in the shareholder notice shall be updated with information current as of the record date by the shareholder and beneficial owner, if any, not later than ten days after the record date of the applicable meeting.

The Secretary shall deliver each shareholder’s notice that has been timely received to the Chairman for review.

Notwithstanding the foregoing provisions of this Section 1.3, a shareholder seeking to have a proposal included in the Corporation’s proxy statement for an annual meeting of shareholders (other than the nomination of a director, which is exclusively governed by Section 2.3) shall comply with the requirements, including but not limited to the notice requirements, of Regulation 14A under the Securities Exchange Act of 1934, as amended from time to time, or with any successor regulation.

Notwithstanding anything in these Bylaws to the contrary, with the exception of Section 2.3, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 1.3.  The chairman of an annual meeting shall, if the facts warrant, determine that the business was not brought before the annual meeting in accordance with the procedures prescribed by this Section 1.3 and declare such determination to the meeting.  Business not properly brought before the annual meeting shall not be transacted.

1.4Special Meetings.  Special meetings of the shareholders may be called only by the Chairman, the President or the Board of Directors.  Only business within the purpose or purposes described in the notice for a special meeting of shareholders may be conducted at the meeting.

1.5Record Dates.  The Board of Directors shall fix, in advance, a record date or dates to make a determination of shareholders entitled to notice of or to vote at any meeting of shareholders or to receive any dividend or for any purpose, such date or dates to be not more than 70 days before the meeting or action requiring a determination of shareholders.

When a determination of shareholders entitled to notice of or to vote at any meeting of shareholders has been made, such determination shall be effective for any adjournment of the meeting unless the Board of Directors fixes a new record date or dates, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

1.6Notice of Meetings.  Written notice stating the date, time and place of each meeting of shareholders and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than 10 nor more than 60 days before the date of the meeting (except when a different time is required in these Bylaws or by law) to each shareholder of record entitled to vote at such meeting.

Notice of a shareholder’s meeting to act on (i) an amendment of the Articles of Incorporation, (ii) a plan of merger,  share exchange, domestication or entity conversion (iii) the sale, lease, exchange or other disposition of the Corporation’s assets that would leave the Corporation without a significant continuing business activity or (iv) the dissolution of the Corporation, shall be given, in the manner provided above, not less than 25 nor more than 60 days before the date of the meeting.  Any notice of a meeting to act on such a matter shall state that the purpose, or one of the purposes, of the meeting is to consider such an act and shall be accompanied by (x) a copy of the proposed amendment, (y) a copy of the proposed plan of merger, share exchange, domestication or entity conversion or (z) a summary of the agreement pursuant to which the proposed transaction will be effected.  If only a summary of the agreement is sent to the shareholders, the Corporation shall also send a copy of the agreement to any shareholder who requests it.

If a meeting is adjourned to a different date, time or place, notice need not be given if the new date, time or place is announced at the meeting before adjournment.  However, if a new record date for an adjourned meeting is fixed, notice of the adjourned meeting shall be given to shareholders entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

1.7Waiver of Notice; Attendance at Meeting.  A shareholder may waive any notice required by law, the Articles of Incorporation or these Bylaws before or after the date and time of the meeting that is the subject of such notice.  The waiver shall be in writing, be signed by the shareholder entitled to the notice and be delivered to the Secretary for inclusion in the minutes or filing with the corporate records.

A shareholder’s attendance at a meeting (i) waives objection to lack of notice or defective notice of the meeting unless the shareholder, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice unless the shareholder objects to considering the matter when it is presented.

1.8Quorum and Voting Requirements.  Unless otherwise required by law, a majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter.  Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or shall be set for that adjourned meeting.  If a quorum exists, action on a matter, other than the election of directors, is approved if the votes cast favoring the action exceed the votes cast opposing the action unless a greater number of affirmative votes is required by law.  Directors shall be elected as set forth in Section 2.4 below. The chairman of the meeting or a majority of the shares represented at the meeting may adjourn the meeting from time to time, whether or not there is a quorum.

1.9Proxies.  A shareholder may vote his or her shares in person or by proxy.  A shareholder may appoint a proxy to vote or otherwise act for such shareholder by signing an appointment form or by an electronic transmission, either personally or by his or her attorney-in-fact.  An appointment of a proxy is effective when received by the inspectors of election or the officer or agent of the Corporation authorized to tabulate votes and is valid for eleven (11) months unless a longer period is expressly provided in the appointment form or electronic transmission.  An appointment of a proxy is revocable unless the appointment form or electronic transmission conspicuously states that it is irrevocable and the appointment is coupled with an interest.

ARTICLE II

DIRECTORS

2.1General Powers.  The Corporation shall have a Board of Directors.  All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation managed under the direction of, its Board of Directors, subject to any limitation set forth in the Articles of Incorporation.

2.2Number and Term.  The number of directors shall be ten (10).  This number may be increased or decreased from time to time by amendment to these Bylaws to the extent permitted by law and by the Corporation’s Articles of Incorporation.  Except as provided in Section 2.5, directors shall be elected in the manner set forth in the Articles of Incorporation and shall serve until the election of their successors.  No decrease in the number of directors shall have the effect of changing the term of any incumbent director.  Unless a director resigns or is removed by the majority vote of the shareholders, every director shall hold office for the term elected or until a successor to such director shall have been elected.

2.3Nomination of Directors.  Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote in the election of directors generally.  However, any such shareholder may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery to the Secretary at the principal office of the Corporation or by United States certified mail, postage prepaid, addressed to the Secretary at the principal office of the Corporation, and received:  (i) with respect to an election to be held at an annual meeting of shareholders, not later than the close of business on the one hundred twentieth day and not earlier than the close of business on the one hundred fiftieth day prior to the date that the Corporation mailed its proxy materials for the prior year’s annual meeting; provided, however, that if the date of the annual meeting has changed by more than 30 days from the prior year, notice must be received a reasonable time before the Corporation mails its proxy materials, which time shall be not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation; and (ii) with respect to a special meeting of shareholders for the election of directors, not later than the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.  No person shall be eligible for election as a director unless nominated in accordance with the procedures set forth in this Section 2.3.  In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period, or extend any time period, for the giving of a shareholder’s notice as described above.

Each such shareholder’s notice shall set forth the following information, correct and complete as of the date of the notice: (a) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (i) the name and address, as they appear on the Corporation’s stock transfer books, of such shareholder; (ii) the name and address of such beneficial owner, if any; (iii) a representation that the shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice; (iv) the class and number of shares of stock of the Corporation beneficially owned, directly or indirectly, by the shareholder and by such beneficial owner, if any; and (v) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss, manage risks or benefit from changes in the share price of the Corporation’s stock, or to increase or decrease the voting power of the shareholder or any of its affiliates or associates with respect to shares of stock of the Corporation, and a representation that the shareholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; (b) as to each person the shareholder proposes to nominate for election or reelection to the Board of Directors: (i) the name, age, business address and, if known, residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of stock of the Corporation which are beneficially owned by such person; (iv) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder or beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; (c) a description of all agreements, arrangements and understandings between the shareholder or beneficial owner, if any, and any other person or persons (including their names) in connection with the nomination by the shareholder; (d) any other information relating to the shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; and (e) any material interest of the shareholder or the beneficial owner, if any, in such nomination. The information in the shareholder notice shall be updated with information current as of the record date by the shareholder and beneficial owner, if any, not later than ten days after the record date of the applicable meeting.

Any proposed nominee shall promptly furnish to the Corporation such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

In addition to the provisions of this Section 2.3, a shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 2.3.  Nothing in this Section 2.3 shall be construed to require that the Corporation include any nomination on the proxy card disseminated by the Corporation with respect to any meeting or in any proxy statement filed in connection therewith. For the avoidance of doubt, this Section 2.3 shall apply to all director nominations intended to be brought before a shareholder meeting irrespective of whether any such nomination is intended to be included in the Corporation’s proxy statement, a competing proxy solicitation, or otherwise.

The Secretary of the Corporation shall deliver each such shareholder’s notice containing the information required by this Section 2.3 that has been timely received to the Board of Directors or a committee designated by the Board of Directors for review. Any person nominated for election as director by the Board of Directors or any committee designated by the Board of Directors shall, upon the request of the Board of Directors or such committee, furnish to the Secretary of the Corporation all such information pertaining to such person that is required to be set forth in a shareholder’s notice of nomination. The chairman of the meeting of shareholders shall, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this Section 2.3 and declare such determination to the meeting.  The defective nomination shall be disregarded.

2.4Elections; Resignations.  Except as provided in Section 2.5, each director shall be elected by the vote of a majority of the votes cast at any meeting of shareholders for the election of directors at which a quorum is present, provided that if the number of director nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast. For purposes of this Section 2.4, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. No individual shall be named or elected as a director without such individual’s prior consent.

If an incumbent director is not reelected pursuant to the preceding paragraph, the director shall promptly offer his or her resignation from the Board of Directors unless the director previously has submitted an irrevocable resignation contingent on the failure to receive the required vote in such election. Any resignation delivered by a director pursuant to this paragraph shall require acceptance by the Board of Directors to make it effective.

Within 90 days following certification of the election results, the Board of Directors will determine whether to accept the offered resignation. In determining whether to accept the offered resignation, the Board of Directors shall consider any recommendation of the Nominating and Governance Committee or any committee responsible for the nomination of directors, the factors considered by that committee and any additional information and factors that the Board of Directors believes to be relevant.

Any director may resign at any time either from the Board of Directors or from any committee of which the director is a member by giving a written resignation to the Board of Directors or its Chairman, or to the Corporate Secretary or, in the case of a resignation from a committee, to the chairman of the committee. Except as otherwise stated in the resignation or as provided in this Section 2.4, such resignation shall take effect upon receipt of the written resignation by one of the specified recipients and the acceptance of such resignation shall not be necessary to make it effective.

2.5Removal; Vacancies.  The shareholders may remove one or more directors with or without cause.  If a director is elected by a voting group, only the shareholders of that voting group may elect to remove the director.  Unless the Articles of Incorporation require a greater vote, a director may be removed if the number of votes cast to remove the director constitutes a majority of the votes entitled to be cast at an election of directors of the voting group or voting groups by which such director was elected.  A director may be removed by the shareholders only at a meeting called for the purpose of removing such director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.

A vacancy on the Board of Directors, including a vacancy resulting from the removal of a director or an increase in the number of directors, may be filled by (i) the shareholders, (ii) the Board of Directors or (iii) the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors and may, in the case of a resignation that will become effective at a specified later date, be filled before the vacancy occurs but the new director may not take office until the vacancy occurs.  Any director elected by the Board of Directors shall serve until the next annual meeting of shareholders or until the election of a successor to such director.

2.6Annual and Regular Meetings.  An annual meeting of the Board of Directors, which shall be considered a regular meeting, shall be held as soon as practicable following each annual meeting of shareholders for the purpose of electing officers and carrying on such other business as may properly come before the meeting.  The Board of Directors may also adopt a schedule of additional meetings which shall be considered regular meetings.  Regular meetings shall be held at such times and at such places, in or out of the Commonwealth of Virginia, as the Chairman, the President or the Board of Directors shall designate from time to time.  If no place is designated, regular meetings shall be held at the principal office of the Corporation.

2.7Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman, the President, the Board of Directors or any two Directors of the Corporation and

shall be held at such times and at such places, in or out of the Commonwealth of Virginia, as the person or persons calling the meetings shall designate.  If no such place is designated in the notice of a meeting, it shall be held at the principal office of the Corporation.

2.8Notice of Meetings.  No notice need be given of regular meetings of the Board of Directors.    Notices of special meetings of the Board of Directors shall be given to each director in person or delivered to his or her residence or business address (or such other place as the director may have directed in writing) or otherwise communicated to him or her not less than twenty-four (24) hours before the meeting by mail, e-mail, messenger, telecopy, telegraph or other means of written communication or by telephoning such notice to the director.  Any such notice shall set forth the time and place of the meeting.

2.9Waiver of Notice; Attendance at Meeting.  A director may waive any notice required by law, the Articles of Incorporation or these Bylaws before or after the date and time stated in the notice and such waiver shall be equivalent to the giving of such notice.  Except as provided in the next paragraph of this section, the waiver shall be in writing, signed by the director entitled to the notice and filed with the minutes or corporate records.

A director’s attendance at or participation in a meeting waives any required notice to such director of the meeting unless the director, at the beginning of the meeting or promptly upon arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

2.10Quorum; Voting.  A majority of the number of directors fixed in these Bylaws shall constitute a quorum for the transaction of business at a meeting of the Board of Directors.  If a quorum is present when a vote is taken, the affirmative vote of a majority of the directors present is the act of the Board of Directors.  A director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless (i) the director objects, at the beginning of the meeting or promptly upon arrival, to holding it or transacting specified business at the meeting or (ii) the director votes against or abstains from the action taken.

2.11Telephonic Meetings.  Any or all directors may participate in any regular or special meeting of the Board of Directors or any committee thereof, or conduct such meeting, through the use of any means of communication by which all directors participating may simultaneously hear each other during the meeting.  A director participating in a meeting by this means is deemed to be present in person at the meeting.

2.12Action Without Meeting.  Action required or permitted to be taken by the Board of Directors may be taken without a meeting if each director signs a consent describing the action to be taken and delivers it to the Corporation.  Action taken under this section shall be effective when the last director signs the consent unless the consent specifies a different effective date, in which event the action taken is effective as of the date specified therein provided the consent states the date of execution by each director.

2.13Compensation.  Directors shall not receive a stated salary for their services, but directors may be paid a fixed sum and expenses for attendance at any regular or special meeting of the

Board of Directors or any meeting of any Committee and such other compensation as the Board of Directors shall determine.  A director may serve or be employed by the Corporation in any other capacity and receive compensation therefor.

2.14Chairman and Vice Chairman.  The Chairman of the Board, if one is designated by the Board of Directors, shall preside at all meetings of the Board and of shareholders and perform such other duties as the Board shall assign from time to time.  The Vice Chairman of the Board, if one is designated by the Board of Directors, shall, at the request of or in the absence of the Chairman of the Board, preside at meetings of the Board and of shareholders and, when requested to do so by the Board, shall perform all of the functions of the Chairman of the Board during the absence or incapacity of the latter.

ARTICLE III

COMMITTEES OF DIRECTORS

3.1Committees.  The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them.  Unless otherwise provided in these Bylaws, each committee shall have two or more members who serve at the pleasure of the Board of Directors.  The creation of a committee and appointment of members to it shall be approved by a majority of all of the directors in office when the action is taken.

3.2Authority of Committees.  To the extent specified by the Board of Directors, each committee may exercise the authority of the Board of Directors, except that a committee may not (i) approve or recommend to shareholders action that is required by law to be approved by shareholders, (ii) fill vacancies on the Board of Directors or on any of its committees, (iii) amend the Articles of Incorporation, (iv) adopt, amend, or repeal these Bylaws, (v) approve a plan of merger not requiring shareholder approval, (vi) authorize or approve a distribution, except according to a general formula or method prescribed by the Board of Directors or (vii) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and  rights, preferences, and limitations of a class or series of shares, except that the Board of Directors may authorize a committee, or a senior executive officer of the Corporation, to do so subject to such limits, if any, as may be prescribed by the Board of Directors or by law.

3.3Executive Committee. The Board of Directors may appoint an Executive Committee consisting of not less than two directors, which committee shall have all of the authority of the Board of Directors except to the extent such authority is limited by the provisions of Section 3.2.

3.4Audit Committee.  The Board of Directors shall appoint each year an Audit Committee, which shall be composed of at least three members of the Board, all of whom shall satisfy the independence and other requirements of the New York Stock Exchange and the Securities and Exchange Commission as then in effect.  Subject to the approval of the Board of Directors, the Audit Committee shall adopt and from time to time assess and revise a written charter which will specify how the Committee will carry out its responsibilities and such other matters as the Board and the Audit Committee determine are necessary or desirable.

3.5Nominating and Governance Committee.  The Board of Directors shall appoint each year a Nominating and Governance Committee, which shall be composed of at least two members of the Board, all of whom shall satisfy the independence and other requirements of the New York Stock Exchange and the Securities and Exchange Commission as then in effect.  Subject to the approval of the Board of Directors, the Nominating and Governance Committee shall adopt and from time to time assess and revise a written charter which will specify how the Committee will carry out its responsibilities and such other matters as the Board and the Nominating and Governance Committee determine are necessary or desirable.

3.6Compensation and Personnel Committee.  The Board of Directors shall appoint each year a Compensation and Personnel Committee, which shall be composed of at least three members of the Board, all of whom shall satisfy the independence and other requirements of the New York Stock Exchange and the Securities and Exchange Commission as then in effect.

Subject to the approval of the Board of Directors, the Compensation and Personnel Committee shall adopt and from time to time assess and revise a written charter which will specify how the Committee will carry out its responsibilities and such other matters as the Board and the Compensation and Personnel Committee determine are necessary or desirable.

3.7Committee Meetings; Miscellaneous.  The provisions of these Bylaws which govern meetings, action without meetings, notice and waiver of notice, and quorum and voting requirements of the Board of Directors shall apply to committees of directors and their members as well.

ARTICLE IV

OFFICERS

4.1Officers.  The officers of the Corporation shall be a President, a Secretary, a Chief Financial Officer, and, in the discretion of the Board of Directors or the President, one or more Vice-Presidents and such other officers as may be deemed necessary or advisable to carry on the business of the Corporation.  Any two or more offices may be held by the same person.

4.2Election; Term.  Officers shall be elected by the Board of Directors.  The President may, from time to time, appoint other officers.  Officers elected by the Board of Directors shall hold office, unless sooner removed, until the next annual meeting of the Board of Directors or until their successors are elected.  Officers appointed by the President shall hold office, unless sooner removed, until their successors are appointed.  The action of the President in appointing officers shall be reported to the next regular meeting of the Board of Directors after it is taken.  Any officer may resign at any time upon written notice to the Board of Directors or the President and such resignation shall be effective when notice is delivered unless the notice specifies a later effective date.

4.3Removal of Officers.  The Board of Directors may remove any officer at any time, with or without cause.  The President may remove any officer appointed by the President at any time, with or without cause.  Such action shall be reported to the next regular meeting of the Board of Directors after it is taken.

4.4Duties of the President.  The President shall be the Chief Executive Officer of the Corporation and a member of the Board of Directors.  The President, in the absence of the Chairman of the Board and the Vice Chairman of the Board: shall preside at all meetings of the

Board of Directors and shareholders; shall have power to call special meetings of the shareholders and directors for any purpose; may hire, appoint and discharge employees and agents of the Corporation and fix compensation for employees who are not executive officers; may make and sign deeds, mortgages, deeds of trust, notes, leases, powers of attorney, contracts and agreements in the name and on behalf of the Corporation; shall have power to carry into effect all directions of the Board of Directors; and shall have general supervision of the business of the Corporation, except as may be limited by the Board of Directors, the Articles of Incorporation, or these Bylaws.

4.5Duties of the Vice President.  Vice Presidents, in the order designated by the Board of Directors from time to time, shall exercise all of the functions of the President during the absence or incapacity of the latter and shall perform such other duties as may be assigned to them by the Board of Directors or the President.

4.6Duties of the Secretary.  The Secretary shall be the ex-officio clerk of the Board of Directors and shall give, or cause to be given, notices of all meetings of shareholders and directors, and all other notices required by law or by these Bylaws.  The Secretary shall record the proceedings of the meetings of the shareholders, Board of Directors and committees of the Board of Directors in books kept for that purpose and shall keep the seal of the Corporation and attach it to all documents requiring such impression unless some other officer is designated to do so by the Board of Directors.  The Secretary shall also perform such other duties as may be assigned by the Board of Directors or the President.

4.7Duties of the Chief Financial Officer.  The Chief Financial Officer shall keep or cause to be kept full and accurate books of account, and may make and sign deeds, mortgages, deeds of trust, notes, leases, powers of attorney, contracts and agreements in the name and on behalf of the Corporation.  Whenever required by the Board of Directors or the President, the Chief Financial Officer shall render a financial statement showing all transactions of the Corporation and the financial condition of the Corporation.

4.8Duties of the Assistant Secretary.  There may be one or more Assistant Secretaries who shall exercise all of the functions of the Secretary during the absence or incapacity of the latter and such other duties as may be assigned from time to time by the Board of Directors or the President.

4.9Duties of Other Officers.  The other officers of the Corporation, which may include Assistant Vice Presidents, a Treasurer, Assistant Treasurers, a Controller or Assistant Controllers, shall have such authority and perform such duties as shall be prescribed by the Board of Directors or by officers authorized by the Board of Directors to appoint them to their respective offices.  To the extent that such duties are not so stated, such officers shall have such authority and perform the duties which generally pertain to their respective offices, subject to the control of the President or the Board of Directors.

4.10Voting Securities of Other Corporations.  Unless otherwise provided by the Board of Directors, each of the President and the Chief Financial Officer, in the name and on behalf of the Corporation, may appoint from time to time himself or herself or any other person (or persons) proxy, attorney or agent for the Corporation to cast the votes which the Corporation may be entitled to cast as a shareholder, member or otherwise in any other corporation, partnership or other legal entity, domestic or foreign, whose stock, interests or other securities are held by the Corporation, or to consent in writing to any action by such other entity, or to exercise any or all other powers of this Corporation as the holder of the stock, interests or other securities of such other entity.  Each of the President and the Chief Financial Officer may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent and may execute or cause to be executed on behalf of the Corporation and under its corporate seal such written proxies, consents, waivers, or other instruments as may be deemed necessary or proper.  Each of the President and the Chief Financial Officer may attend any meeting of the holders of stock, interests or other securities of any such other entity and vote or exercise any or all other powers of this Corporation as the holder of the stock, interest or other securities of such other entity.

4.11	Compensation. The Board of Directors shall have the authority to fix the compensation of all officers of the Corporation.

ARTICLE V

EVIDENCE OF SHARES

5.1Form.  Shares of the Corporation shall, when fully paid, be evidenced by certificates containing such information as is required by law and approved by the Board of Directors.  Alternatively, the Board of Directors may authorize the issuance of some or all shares without certificates.  In such event, within a reasonable time after issuance, the Corporation shall send to the shareholder a written confirmation of its records with respect to such shares containing the information required by law.  When issued, certificates shall be signed by the Chairman of the Board, the President or a Vice President designated by the Board and the Secretary or an Assistant Secretary and may (but need not) be sealed with the seal of the Corporation.  The seal of the Corporation and any or all of the signatures on a share certificate may be facsimile.  If any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such individual were such officer, transfer agent or registrar on the date of issue.

5.2Transfer.  The Board of Directors may make rules and regulations concerning the issue, registration and transfer of shares and/or certificates representing the shares of the Corporation.  Transfers of shares and/or of the certificates representing such shares shall be made upon the books of the Corporation by surrender of the certificates representing such shares, if any, accompanied by written assignments given by the record owners thereof or their attorneys-in-fact.

5.3Restrictions on Transfer.  A lawful restriction on the transfer or registration of transfer of shares is valid and enforceable against the holder or a transferee of the holder if the restriction complies with the requirements of law and its existence is noted conspicuously on the front or back of any certificate representing the shares or has been otherwise communicated in accordance with the requirements of law.  Unless so noted or communicated, a restriction is not enforceable against a person without knowledge of the restriction.

5.4Lost or Destroyed Share Certificates.  The Corporation may issue a new share certificate or a written confirmation of its records with respect to shares in the place of any certificate theretofore issued which is alleged to have been lost or destroyed and may require the owner of such certificate, or such owner’s legal representative, to give the Corporation a bond, with or without surety, or such other agreement, undertaking or security as the Board of Directors shall determine is appropriate, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction or the issuance of any such new certificate.

5.5Registered Shareholders.  The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the owner thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person.  The Corporation shall not be liable for registering any transfer of shares which are registered in the name of a fiduciary unless done with actual knowledge of facts which would cause the Corporation’s action in registering the transfer to amount to bad faith.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1Corporate Seal.  The corporate seal of the Corporation shall be circular and shall have inscribed thereon, within and around the circumference, the name of the Corporation.  In the center shall be the word "SEAL".

6.2Fiscal Year.  The fiscal year of the Corporation shall begin on the first day of March of each year and end on the last day of February in the next succeeding year.

6.3Amendments.  The power to alter, amend or repeal these Bylaws or adopt new bylaws shall be vested in the Board of Directors unless otherwise provided in the Articles of Incorporation.  Bylaws adopted by the Board of Directors may be repealed or changed or new bylaws adopted by the shareholders, and the shareholders may prescribe that any bylaw adopted by them may not be altered, amended or repealed by the Board of Directors.

ARTICLE VII

EMERGENCY BYLAWS

7.1Application.  The Emergency Bylaws provided in this Article VII shall be operative during any emergency, notwithstanding any different provision in these Bylaws or in the Articles of Incorporation or in the Virginia Stock Corporation Act (other than those provisions relating to emergency bylaws).  An emergency exists if a quorum of the Board of Directors cannot readily be assembled because of some catastrophic event.  To the extent not inconsistent with these Emergency Bylaws, the Bylaws provided in the preceding Articles shall remain in effect during an emergency.  Upon the termination of an emergency, the Emergency Bylaws shall cease to be operative unless and until another emergency shall occur.

7.2Operation.  During any such emergency:

(a)  Any meeting of the Board of Directors may be called by any officer of the Corporation or by any director.  The notice shall specify the date, time and place of the meeting.  To the extent feasible, notice shall be given in accordance with Section 2.8 above, but notice may be given only to the directors as it may be feasible to reach at the time, by such means as may be feasible at the time, including publication or radio, and at a time less than twenty-four hours before the meeting if deemed necessary by the person giving notice.  Notice shall be similarly given, to the extent feasible, to the other persons referred to in (b) below.

(b) At any meeting of the Board of Directors, a quorum shall consist of a majority of the number of directors fixed at the time by these Bylaws; provided, however, that if the directors present at any particular meeting shall be fewer than the number required for such quorum, other persons present as referred to below and not already serving as directors, to the number necessary to make up such quorum, shall be deemed directors for such particular meeting as determined by the following provisions and in the following order of priority:

(i)The Executive Vice Presidents in the order of their seniority of first election to such office, or if two or more shall have been first elected to such office on the same day, in the order of their seniority in age;

(ii)The Senior Vice Presidents in the order of their seniority of first election to such office, or if two or more shall have been first elected to such office on the same day, in the order of their seniority in age;

(iii)The Vice Presidents at the principal office of the Corporation in the order of their seniority of first election to such office, or if two or more shall have been first elected to such office on the same day, in the order of their seniority in age; and

(iv)Any other persons that are designated on a list that shall have been approved by the Board of Directors before the emergency, such persons to be taken in such order of priority and subject to such conditions as may be provided in the resolution approving the list.

(c)The Board of Directors, during as well as before any emergency, may provide, and from time to time modify, lines of succession in the event that during an emergency any or all officers or agents of the Corporation shall for any reason be rendered incapable of discharging their duties.

(d)The Board of Directors, during as well as before any emergency, may, effective in the emergency, change the principal office, or designate several alternative offices, or authorize the officers of the Corporation to do so.

(e)No officer, director or employee shall be liable for any action taken in good faith in accordance with these Emergency Bylaws.

(f)These Emergency Bylaws shall be subject to repeal or change by further action of the Board of Directors or by action of the shareholders, except that no repeal or change shall modify the provisions of Section 7.2(e) above with regard to action or inaction prior to the time of such repeal or change.  Any amendment to these Emergency Bylaws may make any further or different provision that may be practical and necessary for the circumstances of the emergency.